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                                                                    Exhibit 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income Per Share
(In thousands, except per share amounts)

Primary Earnings Per Share
                                        Three Months       Three Months
                                            Ended              Ended
                                          31-May-97          1-Jun-96
                                       ---------------    ---------------

Pro forma net income                        $  10,022          $  11,752
                                        ==============     ==============

Pro forma net income per share              $    0.08          $    0.09
                                        ==============     ==============



Weighted average shares outstanding           126,293            118,321

Common Stock Equivalents:
   Stock options and warrants                   3,953              9,041
   Convertible notes                           -      (A)          -     (A)
                                       ---------------    ---------------


Total weighted average shares
   outstanding                                130,246            127,362
                                        ==============     ==============


Fully Diluted Earnings Per Share

Fully diluted earnings per share differs from primary earnings per share by less than 3%.

--------------------------------------------------------- -------------------

(A) Amounts are excluded from the calculation as they are anti-dilutive.